INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Capitol Acquisition Corp. (a development stage company) on Form S-1 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated July 20, 2007 with respect to our audit of the financial statements of Capitol Acquisition Corp. as of July 13, 2007 and for the period from June 26, 2007 (inception) to July 13, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ MARCUM & KLIEGMAN LLP
Melville, New York

July 20, 2007